Exhibit 99.1

Ur-Energy Provides 2016 Q3 Operational Results and Release Date for Q3 Results

Littleton, Colorado (PR Newswire – October 13, 2016) Ur-Energy Inc. (NYSE MKT:URG, TSX:URE) (the “Company” or “Ur-Energy”) is pleased to provide the following operational results for third quarter 2016 and to advise that the Company will release its third quarter results on October 28, 2016.

Highlights

Lost Creek Operations
	Units	2016 Q1	2016 Q2	2016 Q3	2016 YTD

U3O8 Captured	(‘000 lbs)	159.3	133.3	141.8	434.4
U3O8 Dried & Drummed	(‘000 lbs)	173.8	130.3	145.9	450.0
U3O8 Sold	(‘000 lbs)	75.0	187.0	200.0	462.0

Average Flow Rate	(gpm)	1,853	2,210	2,469	2,178
U3O8 Head Grade	(mg/l)	82	58	55	65

Lost Creek Uranium Production and Sales

For the quarter, 141,774 pounds of U3O8 were captured within the Lost Creek plant. 145,893 pounds of U3O8 were packaged in drums and 149,540 pounds of drummed U3O8 inventory were shipped out of the Lost Creek processing plant. At September 30, 2016, inventory at the conversion facility was approximately 84,808 pounds of U3O8. During the quarter, sales totaled $9.5 million with contract sales of 200,000 pounds at an average price of $47.36 per pound. The Company will also recognize $2.6 million of deferred revenue from the first half of the assignment transaction that was completed in 2016 Q1. The second half will be recognized in 2016 Q4.

Production rates at Lost Creek during the quarter were within the projected level of 140,000 to 170,000 dried and drummed pounds. We continued to operate all Mine Unit 1 (MU1) header houses throughout the quarter, including HH 1, which was first brought online in August 2013. The thirteenth and final originally-planned header house in MU1 was brought online late in May. As previously reported, HH 13 and its related patterns of production wells include certain refinements in design and well completion techniques in an effort to increase injectivity for even greater well performance. Results of HH 13’s operations continue to validate these refinements, which are now in the process of being selectively applied to the other twelve header houses within MU1. While leveling off, plant head grades from MU1 header houses continue to be higher than originally projected at this phase of production.

The final general authorization for our Class V water treatment system was received during the quarter. Pre-operational analyses and tests are currently being concluded, after which the final, operational approval will be given to commence use of the treatment and disposal system. We expect operation of the Class V system to commence during fourth quarter. In addition, routine plant and wellfield maintenance continued as scheduled.

About Ur-Energy

Ur-Energy is a uranium mining company operating the Lost Creek in-situ recovery uranium facility in south-central Wyoming. The Lost Creek processing facility has a two million pounds per year nameplate design capacity. We have begun to submit applications for permits and licenses to operate at our Shirley Basin Project. Ur-Energy is engaged in uranium mining, recovery and processing activities, including the acquisition, exploration, development and operation of uranium mineral properties in the United States. Shares of Ur-Energy trade on the NYSE MKT under the symbol “URG” and on the Toronto Stock Exchange under the symbol “URE.” Ur-Energy’s corporate office is located in Littleton, Colorado; its registered office is in Ottawa, Ontario. Ur-Energy’s website is www.ur-energy.com.

FOR FURTHER INFORMATION, PLEASE CONTACT

Jeffrey Klenda, Chair and Executive Director
866-981-4588
Jeff.Klenda@ur-energy.com

Cautionary Note Regarding Forward-Looking Information

This release may contain “forward-looking statements” within the meaning of applicable securities laws regarding events or conditions that may occur in the future (e.g., continuing results of Lost Creek operations; receipt of final, pre-operational approval for the Class V system) and are based on current expectations that, while considered reasonable by management at this time, inherently involve a number of significant business, economic and competitive risks, uncertainties and contingencies. Factors that could cause actual results to differ materially from any forward-looking statements include, but are not limited to, capital and other costs varying significantly from estimates; failure to establish estimated resources and reserves; the grade and recovery of ore which is mined varying from estimates; production rates, methods and amounts varying from estimates; delays in obtaining or failures to obtain required governmental, environmental or other project approvals; inflation; fluctuations in commodity prices; delays in development and other factors described in the public filings made by the Company at www.sedar.com and www.sec.gov. Readers should not place undue reliance on forward-looking statements. The forward-looking statements contained herein are based on the beliefs, expectations and opinions of management as of the date hereof and Ur-Energy disclaims any intent or obligation to update them or revise them to reflect any change in circumstances or in management’s beliefs, expectations or opinions that occur in the future.